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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
600 Telephone Avenue
Anchorage, Alaska 99503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2007
May 7, 2007
To Our Stockholders:
     You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (“we,” “us,” “ACS,” or the “company”) on Monday, June 18, 2007, beginning at 10:00 a.m. Anchorage time, at the company’s offices at 600 Telephone Avenue, Anchorage, Alaska 99503, fourth floor conference room. At the meeting, stockholders will be asked to consider and vote on the following proposals:
1.	To elect eight directors for one-year terms expiring at the 2008 Annual Meeting;

2.	To act upon a proposal to ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2007;

3.	To approve an increase in the number of shares of our common stock reserved for future issuance under the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan by 1,500,000 shares;

4.	To approve material terms of senior officers’ performance goals to qualify certain compensation as performance-based; and

5	To transact any other business that may properly come before the annual meeting or any adjournment thereof.
     These matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2006. We encourage you to read the proxy statement and the other information carefully.
     Only stockholders of record at the close of business on May 1, 2007 will be entitled to vote at the annual meeting or any adjourned or meeting taking place thereafter. During the ten days prior to the annual meeting, a list of such stockholders will be available for inspection at the offices of Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503.
     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.
By order of the Board of Directors,
/s/ Leonard Steinberg
Leonard Steinberg
Vice President, General Counsel and
Corporate Secretary

Your vote is important. Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

i

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

PROXY STATEMENT

2007 Annual Meeting Of Stockholders

ii

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
600 Telephone Avenue
Anchorage, Alaska 99503

PROXY STATEMENT

Annual Meeting of Stockholders
June 18, 2007

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Date, Time and Place of Meeting
     The annual meeting will be held on Monday, June 18, 2007 beginning at 10:00 a.m. local time in the fourth floor conference room of the company’s executive offices located at 600 Telephone Avenue, Anchorage, Alaska 99503.
Proposals to be Considered
     At the annual meeting, you will be asked to vote on the following proposals:
Proposal 1. To elect eight directors for one-year terms expiring at the 2008 Annual Meeting;

Proposal 2. To act upon a proposal to ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2007;

Proposal 3. To approve an increase in the number of shares of our common stock reserved for future issuance under the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan by 1,500,000 shares;

Proposal 4. To approve material terms of senior officers’ performance goals to qualify certain compensation as performance-based; and

Proposal 5. To transact any other business that may properly come before the annual meeting or any adjournment thereof.
Information About the Proxy Statement
     The Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting including any adjournment or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to stockholders under the Securities and Exchange Commission rules. This proxy statement is designed to assist stockholders in voting their shares. On or about May 7, 2007 we will begin mailing the proxy materials to all stockholders of record at the close of business on May 1, 2007.
Information About Voting
     Only stockholders of record as of the close of business on May 1, 2007 will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one vote at the meeting. At the close of business on April 25, 2007, there were 42,715,147 outstanding shares of our common stock, par value $0.01 per share.

By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card.
The individuals named on the card are your proxies. They will vote your shares as indicated. If you sign your cards without indicating how you wish to vote, all of your shares will be voted:
•	FOR all of the nominees for director;

•	FOR ratification of the appointment of KPMG as the company’s independent auditors for 2007;

•	FOR an increase by 1,500,000 shares in the number of shares of our common stock reserved for future issuance under our 1999 Stock Incentive Plan;

•	FOR approval of the material terms of senior officers’ performance goals to qualify certain compensation as performance-based; and

•	at the discretion of your proxies on any other matter that may be properly brought before the annual meeting.
In Person: You may attend the annual meeting and vote in person.
Revocation: You may revoke your proxy before it is voted at the meeting by:
•	filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc.;

•	submitting to Alaska Communications Systems Group, Inc. a duly executed proxy for the same shares of common stock bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person at the meeting.
     Attendance at the meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, 600 Telephone Avenue, Anchorage, Alaska 99503.
     Timothy R. Watts, Assistant Secretary of the company, will act as Inspector of Elections and Mellon Investor Services will act as tabulator of the votes for bank, broker and other stockholder of record proxies.
Information About Quorum
     Holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board of Directors or a majority in interest of the stockholders present and entitled to vote may adjourn the annual meeting.
     Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.
Number of Votes Necessary for Proposals to be Approved
     Proposal 1: Election of Directors – The eight persons nominated for director receiving the most votes will be elected. Broker non-votes and abstentions will not affect the election of directors except to the extent that failure to vote for an individual results in another individual receiving a larger proportion of votes.
     Proposal 2: Ratification of Independent Auditors – The ratification of KPMG LLP as the company’s independent auditors for the year ending December 31, 2007 must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.
     Proposal 3: Approval of an increase in the number of shares under our 1999 Stock Incentive Plan by 1,500,000 shares – must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.
     Proposal 4: Approval of the material terms of senior officers’ performance goals to qualify certain compensation as performance-based – must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.
Costs of Proxies
     In addition to mailing this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold stock for other beneficial owners for their expenses related to forwarding these proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.
Information You Should Rely Upon When Casting Your Vote
     You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than the information and representations contained in or incorporated by reference in this proxy statement. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make such a solicitation.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table provides information about beneficial owners of more than five percent of the company’s outstanding common stock as of April 25, 2007.

	Amount and nature of
Name and address of beneficial owner	beneficial ownership		Percent of class
Barclays Global Investors, N.A.	2,129,577	(1)	5.0
45 Fremont St. 17th Flr.
San Francisco, CA 94105

Prudential Financial, Inc.	2,962,234	(2)	6.9
751 Broad St.
Newark, NJ 07102

Jennison Associates LLC	2,950,000	(3)	6.9
466 Lexington Ave.
New York, NY 10017

(1)	Based solely on a Schedule 13G filed with the SEC on January 23, 2007.

(2)	Based solely on a Schedule 13G filed with the SEC on February 9, 2007.

(3)	Based solely on a Schedule 13G filed with the SEC on February 13, 2007.

Security Ownership of Management
     The following table sets forth the number of shares of the company’s common stock beneficially owned as of March 31, 2007 by:
•	each director nominee;

•	each executive officer named in the Summary Compensation Table; and

•	all of the directors and executive officers as a group.
     Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

			Other	Acquirable
	Name of beneficial	Shares	beneficial	within 60		Percent
	owner	owned	ownership	days	Total	of class
Directors:
	Liane Pelletier	37,470	—	200,000	237,340	*
	Brian Rogers	5,869	—	21,780	27,649	*
	John M. Egan	37,442	—	—	37,442	*
	Patrick Pichette	—	—	4,114	4,114	*
	Gary R. Donahee	7,104	—	—	7,104	*
	Edward J. Hayes, Jr.	1,843	—	—	1,843	*
	Annette Jacobs	958	—	—	958	*
	David Southwell	1,841		—	1,841
Officers:
	David Wilson	60,455	—	—	60,455	*
	David C. Eisenberg	12,733	—	—	12,733	*
	Sheldon Fisher	11,414	—	40,000	51,414	*
	Kenneth L. Sprain	77,340	—	—	77,340	*
	Leonard Steinberg	34,495	—	—	34,495	*
	Total directors & executive officers as a group (15 persons)	299,242	—	265,894	565,006	1.3

*	The percentage of shares beneficially owned does not exceed 1% of the class. Percentage of class is based on the number of shares outstanding as of April 25, 2007.
PROPOSAL 1: ELECTION OF DIRECTORS
     Eight (8) directors will be elected at the 2007 annual meeting to serve until the annual meeting of stockholders in 2008. The nominees for director are: Liane Pelletier, Brian Rogers, John M. Egan, Patrick Pichette, Gary R. Donahee, Edward J. Hayes, Jr., Annette Jacobs, and David Southwell. Each of the nominees is an incumbent director. The table below contains certain biographical information about each of the director nominees and the executive officers of the company. The nominated directors have consented to serve if elected, but should any nominee be unavailable to serve at the time of the Annual Meeting, each stockholder’s proxy will vote for the substitute nominee recommended by the Board of Directors.
     Vote Required. The eight (8) persons nominated for director receiving the most votes will be elected.
     The Board of Directors recommends that you vote FOR each of the persons nominated for director in Proposal 1.

Nominees for Directors
     The table below sets forth certain information as of April 9, 2007 about those persons who have been nominated to serve as directors until the annual meeting of stockholders in 2008.

Director	Business Experience of Director
Liane Pelletier Chair, Chief Executive Officer and President Director since 2003 Age: 49	Liane Pelletier has served as director and as Chief Executive Officer and President since October 6, 2003 and Chair since January 1, 2004. Since joining us in October 2003, Ms. Pelletier has introduced a new strategy, a customer-centered operating model, an organization compensated for performance, a culture built on continuous process improvement and revitalization of the company’s image with all key constituents. Prior to joining us, Ms. Pelletier served as Senior Vice President and Chief Integration Officer at Sprint Corporation from June 2003 through September 2003. In this position, she oversaw Sprint’s transformation from a product-centric to a more customer-centric organization. For the three years prior to that appointment, Ms. Pelletier served as Sprint’s Senior Vice President of Strategic Planning & Corporate Development. Over the course of her 17-year career at Sprint, Ms. Pelletier also served as a vice president in a wide variety of positions, including corporate strategy, customer acquisition and retention, and marketing. Before joining Sprint, she worked as a consultant at Touche Ross and Temple, Barker, Sloane. Ms. Pelletier also currently serves as a director of WJ Communications (Nasdaq: WJCI) and as a trustee on the board of Alaska Pacific University. Ms. Pelletier has an M.S. in Management from the Massachusetts Institute of Technology and a B.A. from Wellesley College.

Brian Rogers Director since 2001 Age: 56	Brian Rogers, a director since February 2001, is currently Principal Consultant and Chief Financial Officer for Information Insights, Inc., a management and public policy consulting firm. Mr. Rogers served as Vice President of Finance for the University of Alaska Statewide System from 1988 to 1995. Mr. Rogers is a former state legislator who served in the Alaska State House of Representatives from 1979 to 1982. Mr. Rogers chaired the State of Alaska Long-Range Planning Commission during 1995, 1996, and 2005, as a Regent of the University of Alaska, served as the Board Chair and a member of all committees, including the University’s Finance and Audit Committee. He holds a Master in Public Administration degree from the Kennedy School of Government, Harvard University.

John M. Egan Director since 2003 Age: 59	John M. Egan, a director since November 2003, is the retired founder and chairman and chief executive officer of ARRIS Group (Nasdaq: ARRS). ARRIS is a global communications technology company specializing in the design and engineering of broadband local access networks and a leading developer and supplier of optical transmission, cable telephony and Internet access for cable systems operators. Mr. Egan joined ARRIS in 1973 and was Chairman of its Board of Directors from 1997 to May 2002. Mr. Egan was President of ARRIS from 1980 to 1997 and Chief Executive Officer of ARRIS and its predecessors from 1980 through 1999. On January 1, 2000, Mr. Egan stepped down from his role as Chief Executive Officer of ARRIS. He remained a full-time employee until his retirement in May 2002. Mr. Egan has served on the Board of Directors of the National Cable Television Association, or NCTA, for 20 years, and has been actively involved in the Walter Kaitz Foundation, an association seeking to help the cable industry diversify its management workforce to include minorities, as well as the Society of Cable Television Engineers and Cable Labs, Inc. Mr. Egan currently serves on the advisory board of KB Partners, a Chicago based venture capital firm and on several boards in the technology start-up sector. Mr. Egan has a B.S. degree in economics from Boston College.

Director	Business Experience of Director
Patrick Pichette Director since 2004 Age: 44	Patrick Pichette, a director since January 2004, is currently President, Operations, Bell Canada. Mr. Pichette is responsible for the planning, building and regular operations of Canada’s largest telecommunications network. Since joining Bell Canada, Mr. Pichette has held various executive positions, including Chief Financial Officer of Bell Canada from 2002 until the end of 2003. Prior to joining BCE, Mr. Pichette was a Partner at McKinsey & Company’s Montreal office, from June 1996 to December 2000, where he was a lead member of McKinsey’s North American Telecom Practice. Previously, Mr. Pichette was Vice-President and Chief Financial Officer of Call-Net Enterprises (1994-1996) and an Associate at McKinsey & Company in Toronto (1989-1994). Mr. Pichette earned a B.A. Business Administration from Universite du Quebec a Montreal (1985-1987) and a M.A. Philosophy, Politics and Economics from Oxford University where he attended as a Rhodes Scholar (1987-1989). Mr. Pichette is also a board member of non-profit organizations including: Engineers Without Borders (EWB) and The Trudeau Foundation.

Gary R. Donahee Director since 2005 Age: 60	Gary R. Donahee, a director since February 2005, has over 30 years telecommunications industry experience and spent 16 years, before retiring in 2003, in senior management positions around the world at Nortel Networks, most recently as Executive Vice President and President of the Americas from 1999 to 2003. He served as Senior Vice President and President, Carrier Networks for Nortel for Europe, the Middle East and Africa and in a similar capacity for the Caribbean and Latin America region. Mr. Donahee also served as Senior Vice President, Corporate Human Resources for Nortel from 1989 to 1993 and was responsible for 60,000 employees in 42 countries. In addition to Nortel Networks, he held senior executive positions in human resources at Northern Telecom and Bell-Northern Research Corporation. Mr. Donahee holds a Bachelor of Education degree in Education from the University of New Brunswick and he presently serves on the boards of Voice Mobility International (Toronto:
VMY.TO), Voice Age Networks and Epygi in addition to an advisory board capacity with Anyware Group and Axiowave Networks Inc.

Edward J. Hayes, Jr. Director since February 2006 Age: 52	Edward J. Hayes, Jr., a director since February 2006, is Chief Financial Officer of Pillar Data Systems. Pillar’s mission is to design and build the most cost-effective, highly available networked storage solutions in the market. Mr. Hayes was most recently Executive Vice President and CFO of Quantum Corporation (NYSE:QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum in July 2004, after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as Executive Vice President and CFO at Telocity, Inc., and Financial Vice President and CFO in two of Lucent Technologies’ divisions, including the $20 billion Global Service Provider Business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation, Asea Brown Boveri (ABB), and Credit Suisse First Boston. Mr. Hayes currently serves on the boards of Super Micro Computer, Inc. as an independent director and Chair of the Audit Committee; and New Wave Research, Inc. as an independent director and Chair of the Audit Committee. Mr. Hayes received his undergraduate degree from Colgate University and conducted his graduate studies in Accounting and Finance at New York University’s Stern Graduate School of Business.

Annette Jacobs Director since July 2006 Lead Independent Director since March 2007 Age: 49	Annette Jacobs, a director since July 2006 and Lead Independent Director since March 2007, is the Chair and Chief Executive Officer of SafeHarbor Technology Corporation. She has held the CEO position since early 2004 and was appointed as Chairman of the board in early 2005. Ms. Jacobs has 25 years experience in the telecom and wireless industries. Prior to joining SafeHarbor, Ms. Jacobs held executive leadership positions at Qwest Communications, Inc., including Executive Vice President – President, Consumer Markets from 2001 to 2003 and Executive Vice President – President, Wireless Markets during 2001. Ms. Jacobs has also served as Verizon Wireless President, Great Lakes Area from 1999 to 2001, a $3 billion region that consolidated five legacy wireless companies. She has also held executive leadership positions, with assignments spanning the U.S., with GTE Wireless and Contel Cellular. Ms. Jacobs also currently serves as a director of the Washington Software Alliance, the Seattle Humane Society, and the National Association

Director	Business Experience of Director
of Corporate Directors (NACD). Ms. Jacobs holds a Bachelor’s degree in Business Management, Cum Laude, from Jacksonville University in Jacksonville, Florida.

David Southwell Director since July 2006 Age: 59	David Southwell, a director since July 2006, has over 35 years of telecommunications experience. Mr. Southwell has been a consultant in the telecommunications industry since retiring from Bell Canada at the end of 2004, where he had been Group President-Operations since 2003. From 2000 to 2003, Mr. Southwell was President-Network Operations and from 1998-2000 was Executive Vice President and Chief Technology Officer of BCE. In addition, Mr Southwell currently serves on the Olympics Technology board and has previously served on numerous other boards, including six years with Expertech Network Installation, Inc., most recently as Chairman. Mr. Southwell holds a Bachelor’s of Science degree from Queen’s University.
Executive Officers
     The table below sets forth certain information about those persons currently serving as our executive officers. Biographical information on Liane Pelletier, our Chair, Chief Executive Officer and President, is included above in the section “Nominees for Directors.”

Name	Age	Title
David Wilson	39	Senior Vice President and Chief Financial Officer
David C. Eisenberg	46	Senior Vice President, Corporate Strategy, Development and Marketing
Sheldon Fisher	44	Senior Vice President, Sales and Service
Anand Vadapalli	41	Senior Vice President, Network and Information Technology
Leonard Steinberg	53	Vice President, General Counsel, and Corporate Secretary
S. Lynn Erwin	41	Vice President, Human Resources
     David Wilson has served as Senior Vice President and Chief Financial Officer since March 1, 2004. Prior to joining us, Mr. Wilson was Chief Financial Officer of Triumph Communications, a subsidiary of Hughes Electronics from May 2003 through November 2003. Prior to this, Mr. Wilson was at DIRECTV Broadband (formerly Telocity Inc.) where he was appointed Chief Financial Officer in April 2001, after serving as Vice President of Finance and Chief Accounting Officer from February 2000. At Telocity, he helped lead the Company through its initial public offering and eventual sale to Hughes Electronics. Mr. Wilson also worked in public accounting at PricewaterhouseCoopers in both international and domestic offices from 1990 to 2000 where he most recently managed a portfolio of high profile publicly traded network and communications audit clients in San Jose, California. Mr. Wilson is a Chartered Accountant, and holds a Bachelor of Commerce from the University of Birmingham, U.K.
     David C. Eisenberg has served as Senior Vice President, Corporate Strategy, Development & Marketing since November 3, 2003. From 2000 until joining us, Mr. Eisenberg served as Vice President, Corporate Strategy for Sprint Corporation where he was responsible for helping shape that corporation’s strategic direction. From 1996 to 2000, Mr. Eisenberg was Sprint’s Director of Strategic Policy Development. In this role, he directed analysis of Sprint and competitors strategic positions that emerged from changes to regulatory, political, and economic frameworks. In his 21-year career with Sprint and Centel, Mr. Eisenberg held numerous management positions within the Local Telecommunications Division and on Sprint’s corporate staff. These included roles in sales and marketing, finance, and regulatory and strategic planning. Mr. Eisenberg earned his bachelor’s degree in mathematics at Northwestern University and his master’s degree in business at Keller Graduate School of Management.
     Sheldon Fisher has served as Senior Vice President, Sales & Service since February 23, 2004. Prior to this appointment, Mr. Fisher served as Vice President, Wireless Broadband at Sprint Corporation where he was the general manager of Sprint’s wireless broadband business since April 2002, with broad operational and product development responsibilities. Mr. Fisher started with Sprint Corporation in January 1999 as Senior Attorney—Mergers and Acquisitions. In September 1999, he became the Senior Director—Business Development. In September 2000, Mr. Fisher became Assistant Vice President, Architecture and Technology responsible for Sprint’s wireless broadband advanced technology group. In September 2001, Mr. Fisher became Assistant Vice President, Network Operations and Technology responsible for management of Sprint’s wireless broadband network operations. Prior to joining Sprint, Mr. Fisher worked for Hughes Electronics from 1995 to 1999 and was an attorney for Latham & Watkins from 1990 to 1994. He has a J.D. from Yale Law School and a B.A. in economics from Brigham Young University.
     Anand Vadapalli has served as our Senior Vice President, Network & Information Technology since August 2006. Prior to joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President & CIO at Network Telephone Corporation, and from January 1996 through January 2003 at various positions at Broadwing / Cincinnati Bell, most recently as Vice President, Information Technology.
     Leonard A. Steinberg serves as Vice President, General Counsel and Corporate Secretary, a position he has held since January 2001. Mr. Steinberg left private practice in June 2000 to join us as a Senior Attorney in the Corporate Legal Department. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative matters to represent telecommunications and energy clients of Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hoise, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a Masters in Public Administration degree from Harvard University’s Kennedy School of Government, a Masters of Business Administration degree from U.C. Berkeley’s Haas School of Business and a J.D. from the University of California’s Hastings College of Law. Mr. Steinberg serves as a member of ACS Media LLC.
     S. Lynn Erwin has served as our Vice President, Human Resources since September 2006. Prior to her appointment to this position, Ms. Erwin has served as the Chief Regulatory Counsel in our legal department since 2003 and as Senior Attorney from 2000 to 2002. In addition, Ms. Erwin’s distinguished career includes approximately fourteen years of legal practice in the State of Alaska with a focus on employment, labor and tort law with Davis Wright Tremaine LLP, an Anchorage law firm, and the Municipality of Anchorage. Ms. Erwin has been admitted to practice before Alaska State and Federal District Courts and the 9th Circuit Court of Appeals. Ms. Erwin holds a Bachelor of Business Administration from Gonzaga University and a J.D. from the University of Washington.
Certain Relationships and Related Transactions
     During 2003, we spun off our directory business to ACS Media LLC and subsequently sold 99.9% of our interest in ACS Media LLC to the public through a Canadian income fund. As part of that transaction, we entered into several long-term contracts with ACS Media LLC, including a 50-year publishing agreement, a 50-year license agreement, a 45-year non-compete agreement and a 10-year billing and collection agreement. In November 2006, ACS Media LLC was sold to a third party and taken private. Leonard Steinberg, an officer of the company, was previously a manager of ACS Media LLC until January 2007, when we sold our remaining interest to the new owners and relinquished our right to elect one manager of ACS Media LLC. We received $162,000 and other valuable consideration in connection with that transaction.
     On March 10, 2006, we entered into an Underwriting Agreement, dated March 10, 2006, among the company, certain affiliates of Fox Paine, LLC (“Fox Paine”), and RBC Capital Markets Corporation, as the underwriter, for the sale by Fox Paine of 9,549,000 shares of our common stock, representing substantially all of Fox Paine’s remaining holdings of our common stock. The transaction was priced at $11.00 per share, and on March 15, 2006, the transaction closed. We did not receive any proceeds from the sale of these shares. We incurred $188,000 in transaction fees associated with the offering.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Federal securities laws require executive officers, directors, and owners of more than ten percent of our common stock to file reports (Forms 3, 4, and 5) with the SEC and any stock exchange or trading system on which our securities are listed, which is currently Nasdaq. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2006, except as previously reported in our proxy statement for our 2006 Annual Meeting of Stockholders and other than the following:
•	Each of Messrs. Hayes, Rogers and Byron Mallott, a former director, filed a late Form 4 related to issuances by the company of shares of common stock or derivative share equivalents awarded to each on March 31, 2006 under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan. The Forms 4 were filed one day late on April 5, 2006.

•	Mr. Steinberg, an officer, filed a late Form 4 related to his sale of 5,000 shares of common stock that occurred on November 21, 2006. The Form 4 was filed on November 28, 2006.

CORPORATE GOVERNANCE
     We maintain corporate governance policies and practices that reflect what the board of directors believes are “best practices,” as well as those with which we are required to comply under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq. Our Corporate Governance Guidelines may be viewed or downloaded from our investor relations website at www.alsk.com.
Board of Directors
     Currently, there are eight members on the Board of Directors, seven of whom are neither our officers nor our employees. The board may, at its discretion and within the bounds of the corporate by-laws, periodically increase or decrease the number of directors serving. Of the eight nominees for director to be voted on at the 2007 annual meeting, the board has determined that all are independent, with the exception of Ms. Pelletier. The directors are elected to serve one-year terms expiring at the next annual meeting. The Board of Directors met six times and the independent directors met separately six times in 2006. All directors are expected to attend each meeting of the board and the committees on which he or she serves.
     Directors are encouraged to attend our Annual Meetings of Stockholders. Seven of the eight incumbent directors standing for reelection attended the 2006 Annual Meeting of Stockholders. Each director attended at least 75% of the meetings of the board and the committees on which he or she served that were held in 2006 while he or she was serving as director.
Lead Independent Director
     Since March 2007, Ms. Jacobs has served as our Lead Independent Director. The Lead Independent Director presides at executive sessions of the board and serves as the liaison between the Chair and the independent directors. In addition, the Lead Independent Director’s responsibilities include: advising the Chair with respect to the schedule, agenda and information for board meetings; advising the Chair with respect to consultants who may report directly to the board; and being available, as appropriate, for communication with the company’s stockholders.
Committees of the Board
     The board has established four standing committees. The principal functions of each committee are briefly described on the following pages.
     Audit Committee
     The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the board’s oversight of the company’s accounting and system of internal controls, the quality and integrity of the company’s financial reports and the independence and performance of the company’s registered independent public accounting firm. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and amended in June 2005.
     The Audit Committee currently consists of three directors, none of whom are employees of the company. The directors serving as committee members are Messrs. Pichette (Chair), Rogers, and Hayes. Byron Mallott, a former director, served on the Audit Committee until the 2006 Annual Meeting of Stockholders. Mr. Hayes joined the Audit Committee in February 2006. The Audit Committee met seven times during 2006 and all of the members attended at least 75% of the meetings. The Board of Directors has determined that all of the members of the committee are “independent” within the meaning of applicable Nasdaq Marketplace Rules. Our board has also determined that Messrs. Pichette and Hayes are each an “audit committee financial expert” as that term is defined under the Securities Exchange Act of 1934.
     The charter of the Audit Committee, as well as any future revisions to such charter, is available on our investor website at www.alsk.com. The Report of the Audit Committee is included in this proxy statement.

     Compensation and Personnel Committee
     The purpose of the Compensation and Personnel Committee is to discharge the board’s responsibilities relating to company compensation plans, policies and procedures including: (i) evaluation of director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the company; (iii) oversight of succession planning for directors, executive officers and other management, as appropriate; and (iv) production of an annual executive compensation report to be included in the company’s proxy statement.
     The members of the Compensation and Personnel Committee currently are Messrs. Donahee (Chair), Rogers, and Egan. During 2006, the Compensation and Personnel Committee of the Board of Directors held five meetings and all members then serving attended at least 75% of the meetings. The board has determined that Messrs. Donahee, Rogers, and Egan are “independent” within the meaning of the applicable Nasdaq Marketplace Rules. The Compensation and Personnel Committee operates under a charter which the Board of Directors approved in June 2005.
     The charter of the Compensation and Personnel Committee, as well as any future revisions to such charter, is available on our investor website at www.alsk.com. The report of the Compensation and Personnel Committee is included in this proxy statement.
     Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee assists the board in discharging its duties for screening and proposing candidates to serve on the board and all matters of corporate governance.
     For director nominations, the committee does not require director candidates to meet any particular set of minimum qualifications. The committee reviews the suitability of each candidate in light of the company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include: character and integrity; business judgment; management experience; knowledge of particular areas such as technology, finance, or marketing; strategic vision; and ties to the company’s various constituencies such as employees, customers, and vendors.
     Our stockholders may nominate candidates for director positions by submitting the candidate’s name and qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The committee applies the same criteria to its evaluation of stockholder-recommended candidates as it applies to other candidates. The committee has no obligation to actually nominate stockholder-recommended candidates for election as a director.
     Prior to the 2006 Annual Meeting of Stockholders, the committee comprised Mr. Egan and former directors Byron Mallott and W. Dexter Paine, III. Subsequent to the 2006 annual meeting, the committee comprised Ms. Jacobs (Chair) and Messrs. Egan and Southwell. The board has determined that each current member of the committee is “independent” within the meaning of the applicable Nasdaq Marketplace Rules and the nominations of directors are in full compliance with those rules. The committee held five meetings during 2006 and all members attended at least 75% of the meetings occurring while each was a member.
     The charter of the Nominating and Corporate Governance Committee, as well as any future revisions to such charter, is available on our investor website at www.alsk.com.
     Executive Committee
     The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board of Directors, between meetings of the full Board of Directors. The Executive Committee currently consists of four directors: Liane Pelletier (Chair), Annette Jacobs, Patrick Pichette, and Gary Donahee. The Executive Committee held no meetings in 2006.

Director Nomination Process
     The Nominating and Corporate Governance Committee assesses all director candidates, whether submitted by management or a stockholder, and recommends nominees for election to the board. Recommendations for election are based upon the nominee’s intelligence, judgment, foresight, personal character, experience and achievements, and diversity of background and expertise, as compared to the present make-up of the board.
     Each year, the Nominating and Corporate Governance Committee reviews all eligible director candidates, including incumbents. The committee then decides, based upon the pool of eligible candidates and the number of vacancies to be filled, whom to recommend to the board to be nominated for election that year. The full board reviews the committee’s recommendations and approves the individuals to stand for election. This is the process that was used to identify and evaluate the current nominees standing for election that appear in this proxy statement.
     The Nominating and Corporate Governance Committee welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration of the committee by submitting their suggestions in writing to the company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the company’s By-Laws contain a procedure for the direct nomination of director candidates by stockholders, and any such nomination will also be automatically submitted to the Nominating and Corporate Governance Committee for consideration.
Board Self-Evaluation
     The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the board, other than the Executive Committee, conducts a similar self-evaluation with respect to such committee.
Code of Ethics
     In order to help assure we practice the highest levels of business ethics, we have adopted a code of ethics, which is posted on our investor website at www.alsk.com. We post amendments to or waivers from the provisions applicable to senior executives on our website. A copy of our Code of Ethics is also available upon request to our Secretary.
Communicating with the Board of Directors
     Stockholders may communicate with any or all of the company’s directors via U. S. mail addressed to one or more directors, the board, or any committee of the board c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This section provides information regarding the 2006 compensation program in place for the executive officers named in the Summary Compensation Table presented in this proxy statement. We refer to these officers as our “named executive officers.”
     Our compensation and personnel committee sets and administers compensation, including base salaries, annual incentives, restricted stock and stock option grants paid or awarded to our named executive officers. The compensation and personnel committee, which we refer to in this section as the “committee,” also oversees and approves our incentive plans and their administration.

     During 2006, Messrs. Donahee (chair), Rogers, and Egan served on the committee. Each of the members of the committee is “independent” as defined by applicable Nasdaq Marketplace Rules.
Overview
     Our executive compensation policy has the following principal objectives:
•	to align the interests of our named executive officers and other key employees with those of our customers, stockholders, employees and our strategic objectives;

•	to link compensation of named executive officers to our financial performance and executive officers’ individual performance;

•	to provide a compensation and benefits package designed to attract, motivate and retain executive officers of outstanding ability;

•	to establish base salaries and total cash compensation targets for each named executive officer, considering industry-specific peers and relevant market data generally at or about the 50th percentile but not to exceed the 75th percentile; and

•	to offer significant levels of at-risk compensation in the form of performance-based incentives, restricted stock grants and stock options to correlate the long-term rewards our named executive officers receive directly with the creation of stockholder value.
     Our executive compensation programs are designed to promote our success and enhance our value by linking the interests of our executive officers to those of our stockholders and by providing them with multiple incentives for outstanding performance and furtherance of our company’s goals and stockholders’ interests.
     In order to achieve these objectives, the committee and management have implemented a compensation program that generally includes the following material components:
•	base salary;

•	annual performance-based incentive cash compensation;

•	annual performance-based incentive equity compensation;

•	long-term performance-based incentive equity compensation; and

•	other compensation and benefit plans.
     We describe each of these components in more detail below, including their relationship to the objectives outlined above.
Base Salary
     We compensate our named executive officers with cash compensation comprising annual base salaries and annual cash incentive awards. Base salary represents the portion of each executive officer’s total compensation that is fixed, or not at risk. The committee reviews each executive officer’s base salary annually, and makes adjustments to reflect the competitive market, the amount of time since the individual executive’s last adjustment, and the executive’s contributions to our success and accomplishment of individual and unit goals.
Annual Cash Incentive Compensation
     Incentive compensation represents the “at risk” portion of an executive’s pay. The annual cash incentive payments we make to each of our executive officers, are based on, among other factors,

company performance relative to target EBITDA less maintenance capital expenditures and each individual’s performance in relation to established objectives. No incentive compensation reserve is established if our financial performance is less than 95% of our annual EBITDA less maintenance capital expenditures target.
     All of our named executive officers earned annual cash incentives based on performance in 2006. Based on our EBITDA less maintenance capital expenditures, as adjusted by the committee, our officers’ individual performance, our named executive officers received 200% or greater of their target bonus for 2006. In addition, our board of directors has set a target EBITDA less maintenance capital expenditures for 2007, at which named executive officers would be eligible to receive 100% of their 2007 target cash incentive compensation. Target cash incentive compensation amounts are specified as a percentage of the elected officer’s base salary. In 2006, target cash incentive compensation amounts for each of our named executive officers was 100% of base salary. Depending on the achievement of the objective performance goals, an elected officer’s actual payout is typically either above or below the targeted amount.
     We define EBITDA as earnings before interest, tax, depreciation, amortization, and stock based compensation expenses. The performance criteria set for 2006 were aligned with our 2006 strategic plan. This measure was selected by the committee to ensure an appropriate focus on cash-flow growth because it is most indicative of our success in executing our strategic plan. The committee chose a target that it believed would be obtainable if named executive officers executed the strategies articulated by the company and produced material improvements in operating results, which the committee believed would increase stockholder value when met.
     The improvement in operating results required to reach the targets was significantly in excess of 2005 operating results and was dependent on successful completion of numerous initiatives designed to increase subscribers, improve processes, reduce cost, and deliver a better customer experience. In 2006, we exceeded the target EBITDA less maintenance capital expenditures, and thus, our officers received an annual cash incentive in excess of their target amounts. Please see the table “Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2006” for the minimum, target and maximum awards for each of our named executive officers.
     In March 2007, the committee approved the performance criteria for our named executive officers’ 2007 annual cash incentive compensation. For the reasons stated above, the committee retained the target of EBITDA less maintenance capital expenditures. The committee chose a target that requires, in part, aggressive revenue growth and an improvement in our operating results in excess of our 2006 results. The committee believes these targets will increase stockholder value when met, while taking into account that further year over year incremental improvement in operating results becomes more difficult as operating results improve. As was the case in 2006, achievement of the 2007 targets will also be dependent on the successful completion of numerous initiatives designed to increase efficiency and reduce costs.
Compensation of Our Chief Executive Officer
     The criteria, standards and methodology used by our compensation and personnel committee in reviewing and establishing our chief executive officer’s salary, annual cash incentive payment and other compensation are the same as those described above for other named executive officers, with particular emphasis on peer group companies. Based on our review of data compiled by our human resources department, the board of directors set Ms. Pelletier’s base compensation for 2006 at an annual rate of $500,000. Ms. Pelletier is eligible to receive a target annual cash incentive payment of $500,000 based on achieving 100% of targeted performance objectives. Subject to the terms of the applicable annual cash incentive plan, the actual cash incentive paid for any fiscal year will vary based on the achievement of performance objectives determined by our board, or the committee, in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier will have the option to receive up to 50% of her annual cash incentive payment in our stock, based on the fair market value on the date of actual cash incentive determination. Ms. Pelletier’s 2006 annual cash incentive payment was approved by the committee in March 2007 in the amount of $1,100,000.

Equity Incentive Compensation
     The committee believes that equity awards, in tandem with our executive stock ownership guidelines described below, encourage ownership of our common stock by officers, which in turn aligns the interest of those officers with our stockholders. In addition, the vesting provisions applicable to the awards help retain eligible officers and encourage a focus on company long-term performance.
     The Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan, as amended (the “1999 Plan”), has been approved by our stockholders. The plan permits the grant of stock, restricted stock, performance units, stock appreciation rights (SARs), traditional stock options, and a variety of performance-based stock options. This plan gives the committee flexibility in choosing among these awards to provide competitive equity incentive compensation.
     The 1999 Plan has up to 5,000,000 shares of the company’s common stock set aside for allocation among the key contributors, including executive officers, poised to significantly impact the business. The level of grants varies based on the individual’s ability to impact long-term results. Proposal 3 in this proxy statement, if approved by stockholders, would increase the number of shares of the company’s common stock set aside under the 1999 Plan by 1.5 million, to a total of 8.7 million.
     Of the restricted stock granted to our named executive officers, half is in the form of annual performance-accelerated restricted stock and half is long-term performance accelerated restricted stock. Generally, if a named executive officer leaves the company before his or her restricted stock vests, he or she forfeits the stock. Further, our named executive officers may not sell, pledge or otherwise encumber their restricted stock until the restrictions lapse, or the stock “vests.” We do not pay dividends on our restricted stock.
     Annual Performance-Accelerated Restricted Stock
     We grant to our named executive officers annual performance-accelerated restricted stock each year, as approved by the committee. Each yearly grant of annual performance-accelerated restricted stock comprises three successive one-year performance periods beginning on January 1st of the year of grant. If we meet the performance target set by the committee for any of those three years, vesting of one-third of the total grant will accelerate and restrictions on those shares will lapse. For any shares that are not otherwise accelerated, restrictions lapse automatically on or about the fifth anniversary of the date of grant.
     Since inception of our performance-accelerated stock program in 2005, we have made annual grants each year to each of our named executive officers. Therefore, each named executive officer currently has three awards of annual performance-accelerated restricted stock, granted in 2005, 2006, and 2007, each eligible for one-third vesting each year.
     Long-Term Performance Accelerated Restricted Stock
     In addition to annual grants, we grant to our named executive officers long-term performance accelerated stock. We grant long-term performance accelerated restricted stock each year, as approved by the committee. Each yearly grant of long-term performance accelerated restricted stock contains one three-year performance cycle that begins on January 1 of the year of grant. If we meet the three-year performance target set by the committee, vesting of the total grant accelerates and all restrictions on that grant lapse. For any grants that are not otherwise accelerated, restrictions lapse automatically on or about the fifth anniversary of the date of grant.
     Since inception of our performance accelerated stock program in 2005, we have made grants of long-term performance accelerated restricted stock each year to each of our named executive officers. Therefore, each named executive officer currently has three awards of long-term performance-accelerated restricted stock, granted in 2005, 2006, and 2007, each eligible for vesting at the end of the three-year performance period subject to the grant. Thus, there are currently three long-term incentive compensation plan performance cycles (2005-2007, 2006-2008, and 2007-2009). The first three-year period will end on December 31, 2007, and vesting of the shares subject to the 2005 grants will accelerate if we achieve the performance target specified in those grants.

     Time Vesting Restricted Stock
     As a hiring incentive, and in lieu of options to purchase our common stock, we grant restricted stock that vests ratably in annual increments upon the passage of time, so long as the grantee continues to render services to us. No performance features accelerate vesting of time vesting restricted stock. None of our named executive officers has a restricted stock grant of this type.
     Stock Options
     Historically, our primary form of equity compensation was stock options. However, since 2005, we have granted performance-accelerated restricted stock to our named executive officers to better focus on specific long-term goals that reinforce the achievement of our strategic plan.
     Prior to April 2005, we used primarily stock options for equity incentive awards to our named executive officers. Each of our named executive officers holds options to purchase our common stock. Executive officers who have received stock options may buy specified numbers of shares of common stock at the value of the stock at the time of the grant. Options granted to our named executive officers vest ratably over a five year period. Once vested, the executive officer generally may exercise vested shares anytime over the remaining life of the option.
     We believe this vesting schedule provides some value to recipients to reward improvements in stock performance and progress toward the company’s performance goals. These awards enhance retention because all shares are forfeited if the executive is not employed by us for the entire vesting period (except in the case of death, disability or retirement). We have not granted any stock options since 2005.
Pension Contributions
     As with all of our employees, we make payments on behalf of our named executive officers to the Alaska Electrical Pension Plan. The Alaska Electrical Pension Plan is a non-contributory, multi-employer defined contribution retirement plan administered by a board of trustees representing the member participants. For further information, please see “Pension Benefits” below. We offer no supplemental executive retirement plans, or SERPs, to our named executive officers.
Officer Severance Plan
     Our named executive officers may obtain benefits under our 2006 Officer Severance Plan. Under this plan, executives who are terminated other than for cause or voluntarily terminate their employment with the company receive an amount equal to their annual salary plus target cash incentive payment. This amount may be paid by the company over a 12-month period following termination. In addition, a certain amount of restricted stock subject to performance acceleration targets held by the officer upon termination may continue to vest on a pro rata basis during the year following termination of employment. Currently, none of our named executive officers is a participant in the plan. Current named executive officers may become participants in the plan if they elect to forgo severance benefits provided by their respective employment agreements with us.
Other Benefits
     We provide monthly car allowances to our named executive officers. We also reimburse moving expenses incurred by named executive officers. No other benefits are provided to executive officers other than those that are available to all of our employees. We offer no other perquisites to our named executive officers.
Tax Impact and Financial Implications
     Under Section 162(m), certain items of compensation paid to the chief executive officer and to each of the named executive officers, who we refer to as “covered employees,” in excess of $1,000,000 annually are not deductible for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders. The committee believes that it is in our best interest to preserve maximum tax deductibility for compensation paid to the covered employees under Section 162(m), although, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The compensation plans reflect the committee’s intent and general practice to pay compensation that we can deduct for federal income tax purposes. The committee has recommended to our board of directors, and the board of directors has included in this Proxy Statement, Proposal 4, which seeks stockholder approval of certain performance targets and is designed to preserve maximum tax deductibility for compensation paid to the covered employees.
     Notwithstanding the committee’s general intent to seek favorable income tax treatment of executive compensation expense, executive compensation decisions, however, are multifaceted. The committee reserves the right to pay amounts that are not tax deductible to meet the design goals of our executive compensation program.
     The committee also considers other financial implications when developing and implementing the company’s compensation program, including tax and accounting effects, the impact on our financial statements and tax returns, cash flow impact, potential share dilution and the risk arising from fluctuations in the value of the compensation.
Executive Stock Ownership Guidelines
     We have adopted executive stock ownership guidelines based on the belief that key executives who can impact stockholder value through their achievements should own significant amounts of our common stock. Under the guidelines, ownership levels are provided for executives to acquire and hold a recommended amount of common stock based on their position and compensation level. The guideline is intended to align the interests of key executives with stockholder interests. These guidelines, as adopted by the committee, must be complied with by current named executive officers before June 2011. Under the guidelines, new officers have five years to achieve the prescribed ownership levels. The guideline ownership levels, which are a multiple of an officer’s base salary plus target annual cash incentive payment, are set forth below.

Position	Value of Shares ($)
President and CEO	3x Base Salary + Target Annual Cash Incentive

Other named executive officers	2x Base Salary + Target Annual Cash Incentive
Role of Compensation Consultants
     Neither the committee nor us has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. In 2005, through our human resources department and the committee we have discussed with Longnecker & Associates the design of programs that affect senior executive officer compensation. Our named executive officers have not participated in the selection of any particular compensation consultant. These consultants provided market intelligence on compensation trends along with general views on specific compensation programs designed by our human resources personnel and management, with the oversight of the committee. Except for the foregoing, we do not receive any other services from compensation consultants, and we have not since used the services of any other compensation consultant in matters affecting senior executive or director compensation. In the future, either the company or the committee may engage or seek the advice of other compensation consultants.
Conclusion
     We believe that each component of our compensation program serves an important role, and that together these components combine to enable us to attract and retain talented management, provide management with appropriate incentives to continuously improve the company’s performance, and to reward improvement when it occurs.

     We believe our base salaries are competitive and our cash and equity incentive plans emphasize performance-based compensation. We use these forms of compensation primarily to reward the long-term efforts of management. Equity awards serve the additional purpose of increasing the ownership stake of our management in the company, further aligning their interests with those of our other stockholders.
     In summary, we believe that the total compensation components provided to each of our named executive officers are competitive with the market and are aligned with the strategic goals of the company.
Summary Compensation Table
     The table below sets forth a summary of the compensation we incurred for our chief executive officer, chief financial officer, each of the three additional most highly compensated executive officers who served in such capacities as of December 31, 2006, and one additional officer who would have been one of the three most highly compensated executive officers but for that he was not an executive officer as of December 31, 2006.

					Non-
					Equity
					Incentive	Change	All
					Plan	in	Other
Name and			Stock	Option	Compen-	Pension	Compen
Principal		Salary	Awards	Awards	sation	Value	-sation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(6)	($)(4)	($)
Liane Pelletier President & Chief Executive Officer	2006	500,000	855,245	372,835	1,100,000	—	206,540	3,034,620

David Wilson Senior Vice President & Chief Financial Officer	2006	250,000	354,745	64,851	550,000	—	45,341	1,264,937

David C. Eisenberg Senior Vice President	2006	250,000	343,156	84,971	550,000	—	26,501	1,254,628

Sheldon Fisher Senior Vice President	2006	250,000	289,326	50,371	500,000	—	28,293	1,117,990

Kenneth L. Sprain (5) Senior Vice President	2006	200,000	289,311	48,658	400,000	—	43,860	981,829

Leonard Steinberg Vice President, General Counsel, & Secretary	2006	200,000	288,034	8,910	400,000	34,000	31,938	962,882

(1)	Stock awards comprise restricted stock awards that vest on the fifth anniversary of the date of grant, unless the company achieves certain performance targets specified by the company. These performance targets comprise one-year and three-year performance periods. One-sixth of this amount is eligible to vest in each of 2007, 2008 and 2009, respectively, if the one-year performance target is achieved. One-half of this amount will vest in 2009, in the event the three-year performance target is achieved.

(2)	Represents expense recorded for outstanding options. No options were granted by the company in 2006.

(3)	Represents annual cash incentive payments under our 2005 Contributor Pay Program.

(4)	Includes dividends paid on company common stock. Also includes a car allowance of $12,000 paid to Ms. Pelletier and $9,900 to each other named executive officer.

(5)	Mr. Sprain retired from the company in March 2007.

(6)	Based on vested benefits under the Alaska Electrical Pension Plan, a multi-employer defined benefit plan. The company does not manage the plan, and the number provided are estimates.

Grants of Plan-Based Awards
     The following table sets forth each grant of an award including equity and non-equity awards made to a named executive officer during the year ended December 31, 2006, including awards that subsequently have been transferred.

					All Other Stock	Grant Date
		Estimated Future Payouts Under Non-			Awards:	Fair Value of
		Equity Incentive Plan Awards(1)			Number of	Stock and
	Grant	Threshold	Target	Maximum	Shares of Stock	Option Awards
Name	Date	($)	($)	($)	or Units (#)	($)
Liane Pelletier	2006	200,000	500,000	—	120,000	1,637,300

David Wilson	2006	0	250,000	—	37,000	360,000

David C. Eisenberg	2006	0	250,000	—	37,000	360,000

Sheldon Fisher	2006	0	250,000	—	37,000	360,000

Kenneth L. Sprain	2006	—	—	—	37,000	360,000

Leonard Steinberg	2006	0	440,000	—	37,000	360,000

(1)	Represents amounts payable under our 2005 Contributor Pay Program, as adjusted for requirements in individual employment agreements. Under the program there are no maxima, and the actual incentive payment is based on the company’s performance relative to the specified adjusted EBITDA less maintenance capital expenditures target.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006.

Option Awards					Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of	Shares or Units
	Unexercised	Unexercised	Option	Option	Stock That	of Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	($)(1)
Liane Pelletier	200,000	400,000	4.50	10/6/2013	201,666	3,063,000

David Wilson	—	150,000	4.44	3/1/2014	76,166	1,156,960

David C. Eisenberg	—	80,000	4.88	10/30/2013	74,500	1,131,700

Sheldon Fisher	—	120,000	4.35	2/22/2014	66,166	1,005,100

Kenneth L. Sprain	—	120,000	4.35	1/31/2014	66,166	1,005,100

Leonard Steinberg	—	1,666	12.625	6/20/2010	70,166	1,065,800

Leonard Steinberg	—	1,668	5.50	11/20/2010

Leonard Steinberg	—	4,166	8.00	2/20/2012

Leonard Steinberg	—	2,000	4.35	1/31/2014

Leonard Steinberg	—	12,000	5.36	7/27/2014

(1)	Based on the closing price on December 29, 2006 of $15.19 per share of our common stock as traded in the Nasdaq Global Market.

Option Exercises and Stock Vested
     The following table sets forth information regarding stock options exercised by, and the shares of restricted stock that vested for, each of the named executive officers in 2006. The value of the shares acquired upon exercise of stock options is based on the difference between the closing price of the shares on the exercise date and the exercise price. The value of restricted stock realized is based on the closing price of the shares on the vesting date.

Option Awards			Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)
Liane Pelletier	—	—	23,333	267,630

David Wilson	50,000	350,500	8,333	95,580

David C. Eisenberg	40,000	378,052	10,000	114,700

Sheldon Fisher	40,000	271,200	8,333	95,580

Kenneth L. Sprain	40,000	338,800	8,333	95,580

Leonard Steinberg	36,083	166,739	10,333	118,520
Pension Benefits
     The table set forth below includes, for each named executive officer, the number of years of service credited to the named executive officer under the Alaska Electrical Pension Plan, or the AEPP. The AEPP is a multiemployer pension plan and, thus, the company does not disclose present value of accumulated benefits in its audited financial statements. The table also includes estimates of the actuarial present value of the named executive officer’s accumulated benefit under the plan. The company does not manage the AEPP.

				Payments During
		Number of Years	Present Value of	Last Fiscal Year
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)	($)
Liane Pelletier	AEPP	3	—	—

David Wilson	AEPP	3	—	—

David C. Eisenberg	AEPP	3	—	—

Sheldon Fisher	AEPP	3	—	—

Kenneth L. Sprain	AEPP	3	—	—

Leonard Steinberg	AEPP	7	$212,000	—
     The Alaska Electrical Pension Plan is a non-contributory, multi-employer defined benefit retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications. Participants, including each of our named executive officers, receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. Actuarially equivalent alternative forms of benefits are available at the participant’s election. For benefits accrued prior to July 1, 2006 participants are entitled to receive full benefits upon retirement at or after age 58 and age 60 for benefits accrued after July 1, 2006. Participants must have at least five years of recognized service, at least one of which must be “future credited service” as defined by the AEPP. Participants may elect to receive reduced benefits upon early retirement on or after age 48 and at least five years of recognized service, of which at least three years must be future credited service.
     We also maintain separate from the AEPP, the Alaska Communications Systems Retirement Plan and an executive post retirement health benefit plan, both of which are frozen in terms of benefits and participation. None of our named executive officers participate in either of these plans.
Director Compensation
     The following table sets forth for each of our directors, unless such director is also a named executive officer, the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees, and for awards of stock, the aggregate grant date fair value computed in accordance with FAS 123(R), in each case for the year ended December 31, 2006.

	Fees Earned or Paid		All Other
Name	in Cash ($)	Stock Awards ($)	Compensation ($)	Total ($)
Byron Mallottt(1)	12,008	11,964	—	23,972

W. Dexter Paine(1)	9	20,714	—	20,723

Brian Rogers	24,910	24,840	—	49,750

John M Egan	20,659	20,591	—	41,250

Gary Donahee	24	39,726	—	39,750

Patrick Pichette	21,375	21,375	—	42,750

John W. Gibson(1)	8	20,714	—	20,722

Edward J. Hayes, Jr.(2)	19,805	19,757	—	39,562

Annette Jacobs(3)	8,847	8,810	—	17,657

David Southwell(3)	18	16,889	—	16,907

(1)	Messrs. Mallott, Paine, and Gibson did not stand for reelection at the 2006 Annual Meeting.

(2)	Mr. Hayes was elected to the board in February 2006.

(3)	Ms. Jacobs and Mr. Southwell were elected to the board at the 2006 Annual Meeting.
     Each non-employee director is paid an annual retainer fee of $30,000. Directors are required to receive not less than 50% of their annual retainer in the form of our common stock, and may elect to receive up to 100% of their annual retainer in the form of stock. A director may also choose to defer receipt of such stock. In addition, our directors are paid $1,500 ($750 for telephonic attendance) for each board of directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee chair is paid $3,000 ($1,500 for telephonic attendance) and the other committee members are paid $2,500 for each audit committee ($1,250 for telephonic attendance). The stock based compensation component of directors’ compensation is provided under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan.
     In addition to the foregoing, our Lead Independent Director receives an additional $10,000 annual retainer.

Employment Arrangements, Potential Payments Upon Termination or Change in Control
     We have entered into employment agreements with each of our named executive officers. These arrangements are summarized below.
Liane Pelletier
     We have entered into an employment agreement with Liane Pelletier as of September 14, 2003, pursuant to which Ms. Pelletier has served as our President and Chief Executive Officer since October 6, 2003. Ms. Pelletier was also elected to our Board of Directors as well as to the executive committee of the board beginning on October 6, 2003. Ms. Pelletier has served as the Chair of the Board of Directors since January 1, 2004. Her employment agreement expires on October 6, 2008.
     Ms. Pelletier receives an annual base salary of $500,000. Ms. Pelletier is also eligible to receive a target annual cash incentive payment of $500,000 based on achieving 100% of targeted performance objectives. Subject to the terms of the applicable annual cash incentive plan, the actual cash incentive paid for any fiscal year, if earned, ranges from $200,000 to and may exceed 200% of base salary based on the achievement of performance objectives determined by the board (or a designated committee of the board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier has the option to receive up to 50% of her annual cash incentive in our common stock based on the fair market value on the date of actual cash incentive determination. Ms. Pelletier’s employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.
     On October 6, 2003, Ms. Pelletier was granted an option to purchase 1,000,000 shares of the our common stock under the agreement, with an exercise price equal to the fair market value of the common stock on that date. The option has a term of 10 years, and vests 20% per year, or upon a change of control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapse upon termination of employment for any reason.
     In the event we terminate Ms. Pelletier’s employment for any reason other than a board determination of cause or a termination for death or disability, or if Ms. Pelletier terminates her employment because of a constructive termination, Ms. Pelletier will be entitled to receive a severance payment under the agreement of $500,000 if the termination occurs on or before October 6, 2008.
     The severance amount would be paid to Ms. Pelletier in periodic installments equal to the periodic base salary payments Ms. Pelletier would otherwise receive from us prior to the termination until the full severance amount is paid. In addition, Ms. Pelletier would
•	receive any unpaid cash incentive payment from the previously completed fiscal year, payable when cash incentive payments are paid to our other senior executives for such fiscal year;

•	receive a pro rata cash incentive payment (of the amount actually earned) for the year of termination, payable when cash incentive payments are paid to our other senior executives for such year;

•	become fully vested in the next 200,000 unvested option shares;

•	receive COBRA health insurance coverage reimbursed for herself and her eligible dependents for the 18 month period following such termination; and

•	be fully reimbursed (including any tax gross-up) for the costs of relocation back to the continental United States if such relocation takes place within 12 months of the date of termination.

Value of
		Target Cash	Accelerated Stock
Termination Event	Base Salary	Incentive	and Options	Benefits	Total
Without cause or for good reason	$500,000	$500,000	$2,138,000	(2)	$3,138,000	(2)
Death	—	—	—	—	—
Disability	—	—	—	—	—
Change-in-control	$500,000	$500,000	$7,339,000	(2)	$8,339,000	(2)
With cause or without good reason	—	—	—	—	—

(1)	Based on the closing price on December 29, 2006 of $15.19 per share of our common stock as traded in the Nasdaq Global Market for unvested options as of December 31, 2006.

(2)	COBRA health insurance coverage is reimbursed for the 18-month period following termination and relocation costs to the lower-48 are paid.
David C. Eisenberg
     We entered into an employment agreement with David C. Eisenberg effective October 31, 2003, pursuant to which Mr. Eisenberg serves as Senior Vice President, Corporate Strategy, Development and Marketing for us for a five year period, which will be extended automatically for successive additional one-year periods unless either we or Mr. Eisenberg gives no less than 90 days written notice of an intention not to extend the term. Mr. Eisenberg received an annual base salary of $250,000 during the first year of the employment period, subject to annual review in each year of the employment period thereafter. Mr. Eisenberg’s annual base salary may be increased in years following the first year of employment but may not be decreased. In addition, Mr. Eisenberg will be eligible to receive an annual cash incentive payment equal to 100% of his annual base salary based on the attainment of appropriate business targets for each fiscal year, with appropriate adjustments in the event that the company exceeds or does not attain the business targets. Mr. Eisenberg’s employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.
     Mr. Eisenberg received an option to purchase 200,000 shares of our stock with an exercise price equal to the fair market value of our stock on the commencement date of his employment. The option has a term of 10 years, and vests 20% per year for the five-year period starting with the commencement of his employment with the company, or upon a change in control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapses upon termination of employment for any reason.
     Under Mr. Eisenberg’s employment agreement, if Mr. Eisenberg’s employment were to be terminated by Mr. Eisenberg because of a constructive termination or following a change in control, or by the company without cause, or if the company decided at any time not to extend the term of his employment agreement, the company would be obligated to pay Mr. Eisenberg a lump sum cash payment in an amount equal to the sum of:
•	Mr. Eisenberg’s annual base salary, as then in effect, plus

•	Mr. Eisenberg’s target annual cash incentive amount, as well as reimbursement for the cost of continuing health insurance coverage under COBRA for 12 months.
     The company would also be obligated to provide reimbursement for the cost of personal travel for Mr. Eisenberg, his spouse and dependent family members and transport of household belongings, up to a maximum of $50,000, if Mr. Eisenberg or, in the event of his death, his spouse or dependent family members, elect to relocate to the contiguous United States within three months of such termination.

			Value of
		Target Cash	Accelerated Stock
Termination Event	Base Salary	Incentive	and Options(1)	Benefits		Total
Without cause or for good reason	$250,000	$250,000	—	$50,000	(2)	$550,000	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change-in-control	$250,000	$250,000	$1,936,,500	$50,000	(2)	$2,506,500	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 29, 2006 of $15.19 per share of our common stock as traded in the Nasdaq Global Market for unvested options as of December 31, 2006.

(2)	COBRA health insurance coverage is also reimbursed for the 12-month period following termination.
Sheldon Fisher
     We entered into an employment agreement with Sheldon Fisher, Senior Vice President, Sales and Service on January 23, 2004. The employment agreement for Mr. Fisher is similar to Mr. Eisenberg’s agreement. The agreement provides for an annual base salary of $250,000, target annual bonuses of 100% of base salary, and the grant of 200,000 stock options.

			Value of
		Target Cash	Accelerated Stock
Termination Event	Base Salary	Incentive	and Options(1)	Benefits		Total
Without cause or for good reason	$250,000	$250,000	—	$50,000	(2)	$550,000	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change-in-control	$250,000	$250,000	$2,303,500	$50,000	(2)	$2,853,500	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 29, 2006 of $15.19 per share of our common stock as traded in the Nasdaq Global Market for unvested options as of December 31, 2006.

(2)	COBRA health insurance coverage is also reimbursed for the 12-month period following termination.
David Wilson
     We entered into an employment agreement with David Wilson, Senior Vice President and Chief Financial Officer on February 18, 2004. The employment agreement for Mr. Wilson is similar to Mr. Eisenberg’s agreement. The agreement provides for an annual base salary of $250,000, target annual bonuses of 100% of base salary and the grant of 250,000 stock options.

			Value of
		Target Cash	Accelerated Stock
Termination Event	Base Salary	Incentive	and Options(1)	Benefits		Total
Without cause or for good reason	$250,000	$250,000	—	$50,000	(2)	$550,000	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change-in-control	$250,000	$250,000	$2,766,460	$50,000		$3,316,460	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 29, 2006 of $15.19 per share of our common stock as traded in the Nasdaq Global Market for unvested options as of December 31, 2006.

(2)	COBRA health insurance coverage is also reimbursed for the 12-month period following termination.
Leonard Steinberg
     We also entered into an employment agreement with Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, as most recently amended on April 26, 2007. Mr. Steinberg’s employment agreement contains a five-year term with annual base salary of $220,000 and a target annual bonus of 100% of base salary. Mr. Steinberg’s agreement also provides for automatic pro rata vesting of restricted stock subject to performance acceleration in the event he is terminated without cause or if Mr. Steinberg were to terminate because of a constructive termination or in connection with a change in control.

			Value of
		Target Cash	Accelerated Stock
Termination Event	Base Salary	Incentive	and Options(1)	Benefits		Total
Without cause, for good reason	$220,000	$220,000	$354,000	$50,000	(2)	$877,000	(2)
Death	—	—		$50,000		$50,000
Disability	—	—		$50,000		$50,000
Change-in-control	$220,000	$220,000	$1,255,830	$50,000	(2)	$1,745,830	(2)
With cause or without good reason	—	—		—		—

(1)	Based on the closing price on December 29, 2006 of $15.19 per share of our common stock as traded in the Nasdaq Global Market for unvested options as of December 31, 2006. This amount is a maximum, which may be reduced proportionately based on time served during the performance period of the restricted stock.

(2)	COBRA health insurance coverage is also reimbursed for the 12-month period following termination.
Kenneth L. Sprain
     We entered into an employment agreement with Kenneth L. Sprain, Senior Vice President of Operations effective May 12, 2003, which was subsequently amended on February 1, 2004. Mr. Sprain retired from the company in March 2007. Restricted stock held by Mr. Sprain at his retirement will continue to vest for two years following his retirement.

COMPENSATION AND PERSONNEL COMMITTEE REPORT
     The Compensation and Personnel Committee of the board of directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq. The board established this committee to discharge the board’s responsibilities relating to compensation of the company’s chief executive officer and each of the company’s other executive officers. The committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the chief executive officer and other executive officers. The committee has reviewed and discussed the information appearing previously under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.
Submitted by:
Gary R. Donahee, Chair
Brian Rogers
John M. Egan
Compensation and Personnel Committee Interlocks and Insider Participation
     Mr. Gibson, who left the committee in February 2006, was the Executive Managing Director for Fox Paine & Company, LLC. Fox Paine & Company, LLC received an annual management fee in the amount of 1% of the company’s net income before interest expense, income taxes and depreciation and amortization, calculated without regard to the fee prior to 2005. We have paid in 2005, 2004, and 2003 certain cash management fees to Fox Paine in connection with assistance rendered in structuring a stock offering and refinancing transaction for us and for the termination of our management fee agreement with them, which we paid to Fox Paine during the first quarter of 2005. In 2006, we paid fees in connection with a secondary offering by Fox Paine of its remaining shares of our common stock. The current members of our Compensation and Personnel Committee are Messrs. Donahee (Chair), Egan and Rogers.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our Audit Committee has approved the appointment of KPMG, LLP, or KPMG, to be our independent registered public accounting firm for 2007. A representative of KPMG is expected to be present at the Annual Meeting to respond to appropriate questions and make a statement should he or she so desire.
     Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.
     The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2007.
Audit Fees
     The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the audit committee be directly responsible for the appointment, compensation, and oversight of the company’s independent registered public accounting firm. The Audit Committee has unanimously approved the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007. KPMG LLP has examined the financial statements of the company since March 2005.

     The following summarizes the fees billed to us by KPMG LLP for services rendered in connection with fiscal years 2006 and 2005:

	2006	2005
Audit Fees(1)	$624,071	$656,140
Audit Related Fees(2)	—	16,000
Tax Fees	—	—
All Other Fees	—	—

Total	$624,071	$672,140

(1)	This category includes the audit of our annual financial statements, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q, and reviews and assessment of our internal controls over financial reporting, and services for SEC filings.

(2)	This category includes fees associated with pension audit costs in 2005 and Form S3 registration statements in 2006.
AUDIT COMMITTEE REPORT
     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     During the period 2006, the Audit Committee consisted of at least three directors each of whom, in the judgment of the board, is an “independent director” within the meaning of the applicable Nasdaq Marketplace Rules. From January to February 2006, the committee comprised Messrs. Mallott, Pichette, and Rogers. Mr. Hayes joined the committee in February 2006 and Mr. Mallott left the committee following the 2006 Annual Meeting of Stockholders. The Board of Directors has determined that each of Messrs. Pichette and Hayes qualifies as an “Audit Committee Financial Expert.” The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.
     The Audit Committee oversees the quality of Alaska Communications Systems Group, Inc.’s financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the stockholders relating to the company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America.
     The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG, LLP for the periods covered by this report, all matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).
     The Audit Committee has received from KPMG LLP a formal written statement describing all relationships between the independent registered public accounting firm and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.
     The Audit Committee has met with KPMG LLP, with and without management present as deemed appropriate, to discuss the overall scope of KPMG LLP’s quarterly reviews and annual audit of the company’s financial statements, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG LLP the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the company’s quarterly and annual reports with the Securities and Exchange Commission.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2006.
Submitted by:
Patrick Pichette, Chair
Edward J. Hayes, Jr.
Brian Rogers

PROPOSAL 3:	APPROVAL OF INCREASE IN THE NUMBER OF SHARES RESERVED FOR FUTURE ISSUANCE BY 1,500,000 SHARES UNDER THE 1999 STOCK INCENTIVE PLAN
     We are asking you to approve an increase of 1,500,000 shares to be reserved for future issuance under our 1999 Stock Incentive Plan (the “Plan”).
     The Plan provides for the grant of both tax-qualified “incentive” stock options, non-qualified stock options to acquire shares of our common stock and direct grants of our common stock to our employees. The Stock Incentive Plan will remain in effect as long as any awards made thereunder are outstanding. Through March 31, 2007, 7,066,997 options had been granted, 1,574,578 shares of restricted or vested stock had been granted 92,560 shares had been forfeited, 683,896 shares subject to options remained outstanding and 3,227,913 had been exercised. As of March 31, 2007, 847,226 shares of unvested restricted stock remained outstanding and 634,792 shares had vested. 1,766,173 remained available for future grants. If approved, the proposed increase will raise to 8.7 million the total number of shares reserved for issuance under this plan, of which 3,266,173 will be available for future grants. We believe that approval of this proposal will provide us with the basis for future long-term compensation awards by means of stock option grants. We also believe that such long-term compensation awards in the form of restricted stock grants is critical to our ability to attract and retain highly motivated and qualified employees.
The Board of Directors recommends that you vote FOR an increase in the number of shares of our common stock reserved for future issuance under the 1999 Stock Incentive Plan by 1,500,000 shares.
About the 1999 Stock Incentive Plan
     The Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan is designed to promote our success and enhance our value by linking the interests of our officers, employees and consultants to those of our stockholders and by providing participants with an incentive for outstanding performance. Our officers, employees and consultants, including employees who are members of our board of directors, and officers, employees and consultants of our subsidiaries and affiliates are eligible to participate in this plan. Non-employee directors are not eligible to participate in this plan. The Plan is administered by the Compensation and Personnel Committee of our board of directors, or another committee designated by our board of directors, and provides for the grant of stock options, both non-qualified and incentive stock options, restricted stock, and other types of equity-based awards. The term of options granted under the plan may not exceed 10 years. Unless otherwise determined by our Compensation Committee, options will vest ratably on each of the first four anniversaries after the grant date and will have an exercise price equal to the fair market value of the common stock on the date of grant. A participant exercising an option may pay the exercise price in cash or with the cashless exercise of options. Shares surrendered pursuant to a cashless exercise are no longer available for grant under the Plan.
     Awards are generally nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, by a written beneficiary designation and, in the case of a non-qualified option, by a gift to members of the holder’s immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant’s lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.
     A stock appreciation right, or SAR, permits a participant to receive cash or shares of common stock, or a combination thereof, as determined by our board of directors or our Compensation Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the SAR exercise price, multiplied by the number or shares with respect to which the SAR is exercised. Restricted stock may be granted subject to performance or service-based goals upon which restrictions will lapse. Performance units or restricted units may be granted subject to performance goals and/or service-based restrictions, and will be payable in cash or shares of common stock or a combination as determined by our board of directors or our Compensation Committee. Dividend and interest equivalents with respect to awards, and other awards based on the value of common stock, may also be granted under the Plan.
     In the event of a change in control, any option or SAR that is not then exercisable and vested will generally become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned. Our board of directors may at any time amend or terminate the Plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment to the plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange or automated quotation system rule.
PROPOSAL 4: APPROVAL OF MATERIAL TERMS OF SENIOR OFFICER PERFORMANCE GOALS
Introduction
     United States tax laws generally do not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of their five most highly paid executive officers unless such payments are “performance-based” as defined in the tax laws. One of the requirements for compensation to be performance-based under those laws is that the company must obtain stockholder approval every five years of the material terms of performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms that the stockholders approve constitute the framework for the Compensation and Personnel Committee of our Board of Directors, which we refer to in this proposal as the “committee,” to establish programs and awards under which compensation provided by the company can qualify as “performance-based” compensation for purposes of the tax laws. Under the tax rules, the committee must be comprised solely of two or more outside directors.
     The board is requesting stockholder approval of the material terms of performance goals in this proposal to enable the company to have a stockholder-approved arrangement under which it may receive tax deductions until the 2012 Annual Meeting of Stockholders. The goals pertain to the following forms of compensation that may be awarded to the senior officers of the company during the next five years: (1) annual cash incentive payments made under the 2005 Contributor Pay Plan (the “CP Plan”); and (2) awards of restricted stock and performance units granted under our 1999 Stock Incentive Plan (the “1999 Plan”).
Material Terms of the Performance Goals
     As defined in the tax rules, stockholders must approve each of the material terms of performance goals if the company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million, including (i) the employees eligible to receive compensation, (ii) the performance goals, (iii) the description of the business measurements on which the performance goals are based, and (iv) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below.
Group of Employees Covered
     The group of employees whose compensation would be subject to the performance goals would include the company’s senior officers, including the executive officers required to file reports under Section 16 of the Securities

Exchange Act of 1934. Although the tax laws only limit deductibility for compensation paid to the five most highly paid executive officers, we may apply the performance goals to all senior officers in the event that any of them becomes one of the five most highly compensated during the time that they hold an award covered by this proposal.
Business Measurements in the Performance Goals
     The company intends to use the following business measurements as the basis of the performance goals:
•	For annual cash incentive payments under the CP Plan and restricted stock awards granted under the 1999 Plan, the company would use as the business measurement “EBITDA,” which we define as earnings before interest, taxes, depreciation, amortization and stock-based compensation expenses, adjusted to remove the effect of unusual events (“adjusted EBITDA”), less maintenance capital expenditures (which may also be adjusted to remove the effect of unusual events); and

•	For payment of other cash incentives, restricted stock or performance share awards granted under the 1999 Plan, the company may use one or more of the following business measurements: EBITDA, adjusted EBITDA, in each case, less maintenance capital expenditures, as adjusted,, sales, revenue, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit and margin rate, in each case, subject to adjustment by the committee to remove the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.
     The committee may establish performance goals that are measured either individually or in any combination of the foregoing. The goals may be derived from either the company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case, as specified by the committee in the award.
Per-Person Maximum Amounts
     The maximum amounts payable to any senior officer under each performance goal would be:
•	with respect to annual incentive payments made under the CP Plan for any year, one percent of the company’s revenue for such year;

•	no more than 3,000,000 restricted stock units could be granted under the 1999 Plan to any senior officer during any three-year period, adjusted in the event of a change in corporate structure as described under the 1999 Plan; and

•	the maximum fair market value of payments to any senior officer under long-term performance awards granted under the 1999 Plan could not exceed ten percent of the company’s aggregate adjusted EBITDA during the performance period.
     The committee has established business measurements and maximum amounts that it considers appropriate in light of foreseeable contingencies and future business conditions. If approved by the stockholders, this proposal would not limit the company’s right to award or pay other or additional forms of compensation (including, but not limited to, salary, or other stock-based awards under the 1999 Plan) to the company’s senior officers. These other forms of compensation may be paid regardless of whether or not the performance goals for annual cash incentive compensation, restricted stock awards, or other awards described in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under the tax laws.
Material Terms of Awards and Plans

     The following sections describe both the general terms of the awards that will be subject to the performance goals and the material features of the plans under which the awards are granted.
     Annual cash incentive awards and material features of the CP Plan
     Annual cash incentive payments to members of management and other key employees of the company and its affiliates are determined and paid under the CP Plan. The CP Plan authorizes the board to appropriate to an incentive compensation reserve each year. Any amount in the incentive compensation reserve not paid to participants in a given year may be carried forward and paid in subsequent years. The CP Plan is administered by the committee as it applies to the company’s executive officers, and the company’s executive officers administer the CP Plan as it applies to other officers and employees.
     Each year, the committee determines the amount of the incentive compensation reserve and the total amount to be paid to participants. The committee also determines the specific annual cash incentive payment for each executive officer of the company. Annual incentive payments are made as soon as practicable following these determinations. The committee may pay out deferred cash incentive payment in cash or in such other manner as the committee may specify, including, in shares issued under the 1999 Plan. In recent years, we have not generally deferred cash incentive payments. Non-deferred payments are generally made in cash; however, the committee may in the future pay such payments in shares of company common stock valued at their then fair market value, or in other securities.
     The amounts of cash incentive payments paid to the named executives for 2006 under the CP Plan are disclosed in the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table set forth below.
     Restricted Stock Awards
     Under the 1999 Plan, if this proposal and Proposal 3 adopting the amendment to the 1999 Plan are approved, restricted stock would be awarded based upon achievement of pre-established performance goals, as discussed above. Each share of restricted stock gives the senior officer the right to receive a share of our common stock, or in certain cases, an equivalent cash payment for statutory minimum tax withholding amounts, and is subject to a risk of forfeiture upon certain kinds of employment terminations during a restricted period specified by the committee when the restricted stock award is made. Restricted stock previously granted by the committee generally provides for forfeiture if the executive officer is terminated by the company or voluntarily leaves the company before retirement. Restricted stock awards are generally non-transferable.
     Long-Term Performance Awards under the 1999 Plan
     The proposed performance goals also relate to long-term performance awards to be made to senior officers under the 1999 Plan. These long-term performance awards generally represent rights valued as determined by the committee and payable to the senior officer upon achievement of specified performance goals during specified performance periods greater than a year. Under a long-term performance award, the committee will first determine, after the end of the performance period, whether the senior officer has become entitled to a payment of his or her performance award. If so, the committee will determine whether that payment will be paid in cash, shares of stock, or crediting of performance units, and whether such performance units will be payable in cash or stock. The committee may also permit the participant, in its discretion, to elect the form of payment for all or a portion of the award.
Material Features of the 1999 Plan
     The material features of the 1999 Plan are described above under Proposal 3: Approval of an Amendment to the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan.
     Our Board of Directors therefore recommends a vote FOR Proposal 4: Approval of the material terms of senior officer performance goals.
OTHER MATTERS

     We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.
PERFORMANCE GRAPH
     The following line graph compares the cumulative total stockholder return on our common stock from December 31, 2001 through December 31, 2006 with the cumulative total return of the Standard and Poor’s Corporation Composite 500 Index, or the S&P 500, and the cumulative total return of a custom peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500 and peer group indices on January 1, 2001, and assumes that dividends, if any, were reinvested.
     The peer group index consists of the following companies:

•	CenturyTel, Inc.	•	Dobson Communications

•	Citizens Communications Company	•	Rural Cellular Corporation

•	Commonwealth Telephone	•	Shenandoah Telephone Company

•	Iowa Telecommunications Services, Inc.	•	General Communication, Inc.

•	Otelco, Inc.	•	Surewest Communications
Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2006

	2001	2002	2003	2004	2005	2006
Alaska Communications Systems	100.00	23.09	59.48	108.29	132.29	210.96
S&P 500 Index	100.00	77.89	100.23	111.13	116.57	134.98
Peer Group Index	100.00	83.48	98.94	104.45	103.91	133.42

ANNUAL REPORT ON FORM 10-K
     We are mailing a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 together with this proxy statement to stockholders of record as of May 1, 2007. Any stockholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.
PROPOSALS BY STOCKHOLDERS
     The annual meeting of stockholders for 2008 is tentatively scheduled to be held on or about June 16, 2008. In order for stockholder proposals to be included in the proxy statement for the 2008 annual meeting, we must receive them no later than 5:00 p.m. local time on January 8, 2008. Stockholder proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Written notice of a stockholder proposal must be submitted to: Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. The notice must set forth:
•	the stockholder’s name and address;

•	the text of the proposal to be introduced;

•	the number of shares of our common stock held or beneficially owned by the stockholder of record, and represented by proxy as of the date of the notice; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

•	For a stockholder proposal that is not intended to be included in our 2008 proxy statement under Rule 14a8, our bylaws require the stockholder’s written proposal by submitted to the Secretary at the address above. In such a case, the notice of proposal must meet certain requirements set forth in our bylaws. Such proposals are not required to be included in our proxy materials.
DIRECTIONS TO THE ANNUAL MEETING
     The 2007 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Monday, June 18, 2007, beginning at 10:00 a.m. local time, at the company’s fourth floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 9:45 a.m.
Alaska Communications Systems Group, Inc
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: 907-297-3000
Fax: 907-297-3100
Directions to the company’s offices at 600 Telephone Avenue:
•	From the Airport, take International Airport Road East.

•	Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.

•	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.

•	Continue on Tudor approximately 1.2 miles and turn left onto Denali Street.

•	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.

•	Alaska Communications Systems Group, Inc.’s building is on the right side at 600 Telephone Avenue, parking is located across the street.

PROXY
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
          The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated May 7, 2007 and holding common stock of Alaska Communications Systems Group, Inc. (“Company”) of record determined as of May 1, 2007, hereby appoints (1) Leonard Steinberg, Vice President, General Counsel and Secretary, (2) David Wilson, Senior Vice President and Chief Financial Officer, and (3) Laurie Butcher, Vice President, Finance and Controller, on behalf of the Board of Directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting (“Annual Meeting”) of stockholders, to be held on Monday, June 18, 2007, beginning at 10:00 a.m. local time, at the Company’s offices at 600 Telephone Avenue, fourth floor conference room, Anchorage, Alaska and any adjournment or adjournments of the Annual Meeting. The undersigned further directs those holders of this Proxy to vote at the Annual Meeting, as specified in the Proxy, all of the shares of common stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present, as follows:

FOLD AND DETACH HERE

Please mark your votes in the
boxes in the following	☒
manner using dark ink only
The Board of Directors recommends a vote “FOR” proposals 1, 2, 3 and 4. If no direction is made, it will be voted “FOR” proposals 1, 2, 3 and 4. If any other business properly comes before the annual meeting, the Proxy will be voted at the discretion of your proxies.

1. ELECTION OF DIRECTORS		WITHHOLD
To elect eight directors for one-year terms expiring at the 2008 Annual Meeting.

The nominees for director are: Liane Pelletier, Brian Rogers, John M. Egan, Patrick Pichette, Gary R. Donahee, Edward J. Hayes, Jr., Annette Jacobs, and David Southwell.
	FOR all nominees (except as written below) ☐	AUTHORITY to vote for all of the listed nominees ☐

2. RATIFICATION OF INDEPENDENT DIRECTORS To act upon a proposal to ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. APPROVAL OF INCREASE OF 1,500,000 SHARES UNDER 1999 STOCK INCENTIVE PLAN
Approval of increase in the number of shares of our common stock reserved for future issuance under the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan by 1,500,000 shares.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. APPROVAL OF PERFORMANCE GOALS Approval of material terms of senior officers’ performance goals to qualify certain compensation as performance-based.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5. OTHER MATTERS
In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment, thereof, including matters incidental to the conduct of the meeting.

YES
I WILL ATTEND THE ANNUAL MEETING	☐
The undersigned hereby ratifies and confirms all that the proxyholder or the holder’s substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the Annual Meeting or any adjournments of the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.

Signature of Stockholder(s)	Print Name	Date	,	2007

Signature of Stockholder(s)	Print Name	Date	,	2007

Please sign this Proxy above as your name (or names) appears, date it, and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation, please give that title.